Exhibit 10.3

Retention Bonus Agreement

This Retention Bonus Agreement (this “Agreement”), dated as of March 8, 2024 (the “Effective Date”), is entered into by and between Jo-Ann Stores, LLC (“JOANN”), and Scott Sekella (“you” or the “Executive”).

Thank You

This Retention Bonus (as defined below) is being offered to thank you for your continued hard work and commitment to JOANN.

Retention Bonus

Executive is eligible to receive a cash retention bonus in an amount equal to $400,000.00 (the “Retention Bonus”), such amount to be prepaid in advance on March 8, 2024, subject to the terms set forth below.

Summary of Terms & Conditions

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Nothing in this document should be construed as an express or implied contract of employment. JOANN is an at-will employer, which means that Executive’s employment may be terminated by JOANN or Executive with or without notice or cause.

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If Executive voluntarily terminates his/her employment or if Executive’s employment is terminated by JOANN for Cause (as such term is defined in Executive’s severance agreement with JOANN) within 6 months from the Effective Date, Executive is required, and hereby agrees, to repay JOANN the entirety of the net after-taxes amount of the Retention Bonus within 30 days after the termination of Executive’s employment. Upon any termination of Executive’s employment by JOANN without Cause (whether before or after any Change of Control as defined in Executive’s severance agreement with JOANN), or for death or Disability (as such term is defined in Executive’s severance agreement with JOANN), Executive (or Executive’s estate), will not be required to repay any portion of the Retention Bonus.

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You understand that if you do not repay the Retention Bonus within 30 days after the termination of your employment, JOANN is additionally entitled to recover from you any and all: (i) federal, state, and local taxes paid by JOANN related to the Retention Bonus; and (ii) costs incurred in enforcing this Agreement, including attorney’s fees and court costs.

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The Retention Bonus will be earned and paid in cash, subject to applicable federal, state and local taxation requirements for supplemental wages. Accordingly, the award that Executive receives will be net of the related income tax withholding. It is possible that the withholding will not cover Executive’s entire income tax liability. JOANN advises that Executive consult with his/her personal income tax advisor in order to determine if estimated payments are necessary.

•	401(k) Plan contributions will be deducted from any Retention Bonus payment made, in accordance with Executive’s previous elections.

•	While JOANN has no present intention to do so, it reserves the right to modify or terminate this Agreement at any time.

Questions?

We are committed to providing you with any additional information you need. If you have any questions about this Retention Bonus, please contact the Chief Legal Officer. Executive’s signature below confirms his/her acceptance of the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

JO-ANN STORES, LLC

By:	/s/ Ann Aber
Ann Aber
SVP, Chief Legal Officer

/s/ Scott Sekella
Scott Sekella